AGREEMENT

         This Agreement entered into as of the 2 day of April, 1997, by and between Terrence Edward Muller ("Seller") and Save the World Technologies Inc. ("Buyer"), a Nevada corporation having its principal office at 120 Broadway, Suite 3660, New York, NY 10271 is made with reference to the following facts.

         A. Seller controls the ownership of certain plans, drawings, secret know-how, technology, methodology, prototypes, machinery and equipment relating to a single piston one cylinder motor complete with all associated fittings together with a four cylinder 902 Kubota air converted motor and all associated fittings and compressor known as the "Air Motor" (the "Air Motor") together with certain inventions, letters patent, patent rights, and patent applications and has adopted certain unregistered trademarks, service marks, logotypes, and trade styles, for use therewith.

         B. Buyer desires to purchase and Seller desires to Sell to Buyer seventy percent (70%) of the right, title and interest of Seller in and to the Air Motor, including all of its patent rights, unregistered trademarks and all other property rights of any kind or character as hereinafter provided.

1.0 DEFINITIONS

         1.01 AIR MOTOR. The term "Air Motor" shall mean all of Seller's drawings, blueprints, sketches, diagrams, specifications, bills of material, manufacturing cost records, cost estimates, engineering records, engineering notes and notebooks, service manuals, service instructions, manufacturing instructions, assembly instructions, testing instructions, operating instructions, parts lists, know-how data, technology, methodology, prototypes, programs, models, tools, pattern, and other physical and written descriptions and embodiments, including parts, subsystems and subassemblies related to a single piston one cylinder motor complete with all associated fittings together with a four cylinder 902 Kubota air converted motor and all associated fittings and compressor and a prototype machine for the production of an Air Motor, which Seller has manufactured and tested which are possessed by Seller as of the date hereof, together with any future improvements thereto or betterments thereof whether made by Seller or Buyer.

         1.02 MARKS. The tern "Marks" shall mean all of Seller's trademarks, trademark lights, service marks, trade usages, logotypes all of which are unregistered, and all other rights including goodwill worldwide relating to, or indicating the source or origin or, the Air Motor.

         1.03 PATENT RIGHTS. The term "Patent Rights" shall mean all concepts, ideas, inventions, trade secrets, know-how (whether patentable or not) related to the Air Motor, all patent applications, patents and other industrial property rights throughout the world (including all substitutions, divisions, continuations, continuations-in-part, renewals, reissues, extensions and the like), all rights of action at account of past, present or future use of the Air Motor, or any related rights to file for applications for patents and like protection for inventions relating to the Air Motor in any country or jurisdiction throughout the world, all international rights of priority associated with the Air Motor and related rights, and all similar derivatives rights of Seller relating to the Air Motor, including proceeds thereof.

         1.04 COPYRIGHTS. The term "Copyrights" shall mean all of Seller's copyrights, all of which are unregistered and all information, descriptive material, computer programs, sales bulletins, catalogs, product literatures, advertising materials, customer lists, prospect lists, outstanding quotations, sales leads, and such other documents related to the Air Motor as may be of assistance to Buyer connection with the promotion of sales of the Air Motor, whether or not copyrighted or copyrightable.

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         1.05 NET REVENUES. The term "Net Revenues" shall mean all revenues of any kind or nature whatsoever, whether in cash or in kind, actually received by or applied on behalf of Buyer or any person or entity which is an Affiliate or licensee or sublicensee of the Air Motor from Buyer, from the sale, rental or other disposition of products or processes utilizing the Air Motor (including for this purpose spare or repair parts, modifications, improvements, and attachments thereto) to any person or entity which is not an Affiliate of Buyer, excluding, however, all interest, finance charges, import, export or customs duties or similar sales and excise taxes, shipping charges, packing charges, insurance or other separately related charges relating to transportation charges paid by Buyer directly with respect to the sale; and less (i) genuine trade discounts and quantity discounts, if any, allowed and taken and (ii) genuine allowances or credits, if any, given to customers on account of settlement of complaints, rejections or returns with respect to the sale or other disposition, all as actually invoiced or billed to customers.

         1.06 AFFILIATE. The term "Affiliate" means any corporation or other business entity with respect to which Seller or buyer as the case may be, directly or indirectly owns or controls the majority of the voting stock, or has the right or power to control its operating management decision.

2.0 SALE OF AIR MOTOR AND OTHER INTANGIBLES

         2.01 SALE OF ASSET. Subject to the terms and conditions hereunder, Seller agrees to assign, sell, transfer, grant and convey and does hereby assign, sell, transfer, grant and convey unto Buyer seventy percent (70%) of his right, title and interest throughout the world in and to the Air Motor, Marks, Patent Rights and Copyrights. Seller agrees to promptly execute and deliver all papers and perform such other acts which are reasonably deemed necessary or appropriate by Buyer to transfer to Buyer or perfect to Buyer the right title and interest hereby conveyed, including separate assignments in the form of Exhibit "A" attached hereto, all of the same being in from and substance reasonably satisfactory to the counsel for Seller and Buyer. As the owner of seventy percent (70%) of the Air Motor, Marks, Patent Rights and Copyrights, Buyer has the right to grant licenses and sub-licenses thereunder but to protect Seller's security interest, Buyer shall provide Seller promptly with a copy of each such licenses or sub-licenses shall be on terms consistent with and subject to the Buyer's obligations hereunder.

         2.02 RESTRICTIONS ON SELLER. The sale herein is exclusive in all respects and Seller agrees that during the term of this Agreement, neither Seller nor any of its officers, employees, agents or Affiliates will, except as expressly requested by Buyer otherwise required to carry out the provisions of this Agreement.

a. Manufacture or sell the Air Motor or related equipment, either for its own account or on behalf of any other person or organization; or

b. Provide technical information or assistance relating to the Air Motor to any person or organizations other than Buyer or persons authorized by Buyer to receive such information or assistance; or

c. Assist any other organization in engaging in the design, development, engineering, manufacture or sale of the Air Motor or related equipment; or

d. Directly or indirectly reveal to anyone or utilize in any way the Air Motor
(i) except as required by this Agreement or (ii) as expressly requested by the Buyer. This provision, however, shall not apply to information which is, or through no fault of Seller becomes publicly available.

         2.03 EMPLOYEE INVENTION AND SECRECY AGREEMENT. Seller undertakes that it shall use its best efforts to obtain from each of his current employees, who has spent any substantial time working on the Air Motor and/or who has any trade secrets, confidential information or unpublished know-how relating to the Air Motor and whose name appear on an Employee Invention and Secrecy Agreement attached hereto as Exhibit "B", and deliver the same to Buyer as soon as practicable after the date hereof; provided however; if any such employee has heretofore entered into such an agreement with Seller, a copy thereof shall be so delivered by Seller to Buyer. Further, as soon as practicable after the date of this Agreement, Seller shall mail to each of such persons listed on Exhibit "B" the Notice in the form attached hereto as Exhibit "C", at the address of such person last known to the Seller.

         2.04 FUTURE ASSURANCES. Subject to the limitations set forth elsewhere in this Agreement, Seller covenants and agrees to cooperate with Buyer, and upon request from Buyer to execute and delivery such documents and take such action as may be reasonably requested in order to fully carry out the intent and purpose of this Agreement. Such cooperation shall include, but not be limited, to: Prompt execution of all papers and performance of all other acts which are reasonably necessary to transfer to Buyer or perfect in Buyer the right, title, and interest in the assets hereby conveyed, including separate assignments in the form of Exhibit "A" attached hereto; provided, however, that unless otherwise agreed to by Seller, such cooperation shall be undertaken and given during Seller's normal business hours, at its business office 19-21 Garden Grove, Carrara QLD 4211, at no additional cost or expense to Buyer.

3.0 PAYMENT OF PURCHASE PRICE

         3.01 PAYMENT OF VARIABLE PURCHASE PRICE. Subject to adjustment in accordance with the provisions of Paragraph 3.05 hereof; the purchase price for all of the assets sold shall be an amount equal to the total sums payable to Seller pursuant to the provisions of this Paragraph 3.01. Subject to the terms and conditions hereof; including termination, in payment of the purchase price for the assets being conveyed hereunder, Buyer agrees to:

a. Pay Seller an amount equal to twenty eight thousand Australian dollars (A$28,000); and

b. Issue and transfer 250,000 shares of Common Stock of Buyer to Seller within 30 days of the Agreement and a further 1,000,000 shares (making it a total of 1,250,000 shares) within 365 days of this Agreement.

4.0 SELLER'S COVENANTS

         4.01 MARKETING ASSISTANCE. Seller covenants and agrees is requested by during the term of this Agreement, to reasonably assist Buyer in obtaining license agreements with third parties, under which such third parties would be licensed to produce a motor in accordance with the Air Motor and the related Patent Rights.

         4.02 (a) PROSECUTION OF PATENT APPLICATIONS. Seller covenants and agrees, at the Buyers expense, to prosecute all pending United States Patent Applications (and foreign counterparts thereof; whether or not now pending) and foreign patent applications and also any applications with respect to inventions relating to the Air Motor and invented prior to the date hereof. Seller shall not have the obligation to appeal any final determination of the Patent Examiner except to the extent set forth below. Seller agrees to provide Buyer wit a copy of every office action, amendment and other communication to or from Seller with respect to such applications and Seller further agrees to provide Buyer with reasonable prior notice in writing of all material decisions and elections of Seller with respect to such applications. If so requested by Buyer counsel for Seller shall collaborate with such other counsel as Buyer may designate. In the event that Seller shall fail to perform any of its obligations under this subparagraph with respect to such Continuing Applications, Buyer shall have the right to direct or takeover such activities as Buyer in its sole discretion may reasonably determine to be in its best interests. Thereupon, Seller agrees to prosecute through appeal to the Patent Office Board of Appeals and the Court of Customs and Patents Appeals (or alternatively, the United States district Court, as may be appropriate under the circumstances), all Continuing Applications finally rejected by the patent Examiner, including rejected claims reasonably believed by Seller & Buyer to be allowable and which would provide material protective for the Air Motor as being practiced at the time or as expected by Buyer to he practiced in the future. In the event that Seller decides not to appeal any final rejection of any other patent application, Seller shall notify Buyer in writing of Seller's decision within such available time as may be reasonably necessary for Buyer to file and prosecute such appeal at its own expense, and Seller shall cooperate with Buyer in doing so.

         b. PROSECUTION OF ADDITIONAL PATENTS AND TRADEMARK REGISTRATION. Seller shall cooperate with Buyer and shall furnish to Buyer its nominees, or patent attorneys, any additional information or documents in the possession of Seller which are necessary to enable Buyer to perform its obligations under Paragraph 5.03.

         4.03 DEFENSE OF INFRINGEMENT SUITS. Buyer agrees to defend and Seller agrees to cooperate fully and use its best efforts to assist Buyer in thee defense of any suit, claim or other action by a third party alleging that the Air Motor infringes any patents or other rights of such other third party, Buyer shall timely pay all legal fees, direct out-of-pocket expenses, damages, judgments & settlements reasonably incurred or entered into by it as a result of such claims, suits or actions. All decisions regarding such claims, suits, or actions shall be made by Buyer in its sale discretion, except that Buyer shall provide reasonable prior notice of all such decisions and an opportunity for Seller's counsel to collaborate and advise with respect to any settlement thereof. Further, Seller shall have the right, as its own expense, to negotiate separately with any third party and reach independent settlement with such third party with respect to any payment or other settlement with respect to one hundred percent (100%) of such third party's claim and in the event of any such settlement Buyer shall have no right of offset and Seller shall have no obligation of reimbursement with respect to settlement of that claim.

         4.04 PROSECUTION OF INFRINGEMENT SUITS. Buyer shall provide reasonably prompt notice to Seller upon becoming aware of possible infringement of any Patent Rights by any such party. In any such event, except as provided below, buyer shall have sole right, but not the obligation, to file and prosecute suit at its own expense and to collect damages and other compensation, provided, however, that Buyer shall report and make payment to Seller with respect to the amount of any such recovery, net of all costs and expenses incurred therewith, in accordance with the provisions of Paragraph 3.01c. as if the infringer were a licensee. Buyer shall provide reasonable prior notice of all decisions With respect to any infringement actions, and an opportunity for Seller's counsel to collaborate and advise with respect thereto. If Buyer does not take action against any third party infringer within a reasonable time, Seller then shall have the sole right to do so in the name of Buyer, but at Seller's own expense, and to collect damages and other compensation therefor.

         4.05 ENGINEERING ASSISTANCE. If during the period from the date of this Agreement until 12 months following the date on which the production prototype machine identified in Paragraph 5.01 is placed in normal production operation, any material design problems, errors or omissions become evident which cannot reasonably be resolved by Buyer despite its efforts to do so, Seller agrees upon written request from Buyer, to use its best efforts to provide the services of a qualified engineer familiar with the Air Motor and machine design as may be reasonably necessary under the circumstances, the costs be met by the Buyer.

         4.06 COOPERATION BY SELLER. Seller agrees to cooperate with Buyer and take any actions necessary so that Buyer may enjoy to the fullest extent the benefits of this Agreement including, but not limited to, prompt execution of all petitions, oaths. statements, specifications, declarations and other papers, filings of substitute, divisional, continuing, reissue or additional patent applications in the United States and/or foreign countries, filing of applications for reissuance of letters of patent, filing of proceedings relating to patent prosecution, interference, cancellation, opposition, infringement, trade slander, priority contest, and breach of contract, and performance of such other acts and rendering of such assistance and cooperation, including testifying, that are reasonably necessary for filing, prosecuting of applications for registration of any Marks and Copyrights which Buyer may wish to register from time to time, either in the United States Patent and Trademark Office or any state or anywhere else in the world; provided, however, that (i) any and all of such documents shall be prepared by Buyer at its cost and expense, (ii) any and all such documents shall be in form and substance reasonably satisfactory to Seller and its counsel, (iii) all such actions, including depositions, but excluding testifying in other court proceedings unless otherwise agreed to by the Seller, shall be performed at Seller's principal place of business at 51 Sophie Avenue, Broadbeach Waters 4218, during its normal business hours, and (iv) Buyer shall promptly reimburse Seller for all out-of-pocket costs and expenses reasonably incurred by it in rendering such cooperation, including attorneys' and accountants' fees and costs and traveling expenses.

5.0 SELLERS COVENANTS

         5.01 PRODUCTION PROTOTYPE MACHINE. Within twenty-four (24) months of Seller's receipt of the Air Motor from Seller, Buyer shall expend such time, effort and money (not to exceed $200,000) as may be reasonably required to complete manufacture of a prototype machine utilizing the new design for the Air Motor suitable for testing. Upon completion of the prototype, Buyer shall use reasonable efforts (i) to commence testing thereof and to make such modifications as Buyer may determine reasonably necessary to meet normal market specifications, and (ii) to obtain a customer for said prototype machine or cause the machine to be put into use by Buyer or any Affiliates producing Air Motors for sale to customers. Nothing herein ,however, shall relieve Seller of its obligations to render Engineering Assistance as required under Paragraph
4.05 hereof.

          5.02 MARKETING. Promptly following the date on which payment becomes due from Buyer's customer for the production prototype machine (whether under Sale or lease) or, if the production prototype machine is put into use by Buyer or an Affiliate, the date on which payment becomes due from the customer of Buyer or its Affiliate for the Air Motor from the first commercial production run of such machine, as the case may be (which date is hereafter referred to as the "Prototype Machine Acceptance Date"), Buyer agrees to engage in reasonable marketing efforts for the purpose of creating a market for the sale, lease or license of additional machines, and to promote and popularize the Air Motor, including the preparation and distribution of promotional literature for use in the promotion of sales of products utilizing the Air Motor, the recruiting and maintenance of a sales personnel force commensurate with Buyer's reasonable projection of the market for the Air Motor and Net Revenues, and to continue to engage in such efforts until the termination of this agreement, provided, however, Buyer shall be entitled to submit to Seller promptly after the Prototype Machine Acceptance Date and annually thereafter during the term of this Agreement a detailed marketing plan which, if not disapproved with specific objections by Seller within thirty(30) days, shall be deemed satisfactory. In the event that the parties are unable to agree on the marketing plan, the matter shall be submitted to arbitration in accordance with Paragraph 12.01. Buyer agrees to use reasonable efforts to continually implement the marketing plan during the period covered thereby and when necessary modify the same to reflect changed marketing conditions, if any, and further agrees to keep Seller timely informed of the nature, extent and results of all such sales and marketing efforts.

         5.03 IMPROVEMENTS AND ADDITIONAL PATENTS. Buyer shall promptly disclose to Seller all improvements to the Air Motor by Buyer and, Buyer at its sole cost and expense, shall promptly prepare, file and prosecute applications to register any additional applications for letters patent which provide material protection for the Air Motor and related equipment products and processes, as being practiced at that time or as expected by Buyer to be practiced in the future in the United States and such foreign countries as Buyer may reasonably determine are likely to have market condition that warrant obtaining such protection. Buyer agrees, at its sole cost and expense, to prosecute through appeal to the Patent Office Board of Appeals and the Court of Customs and Permit Appeals (or alternatively, the United States District Court, as may be appropriate under the circumstances), all such patent applications finally rejected by the Patent Examiner including rejected claims reasonably believed by Seller or buyer to be allowable and which would provide material protection for the Air Motor as being practiced at the time or as expected by Buyer to be practiced in the figure. Buyer agrees to provide Seller with a copy of every Office Action, amendment and other communications to or from Buyer with respect to such applications. If so requested by Seller, counsel for Buyer shall collaborate with such other counsel as Seller may designate. In the event that Buyer shall fail to perform any of its obligations under this subparagraph, Seller shall have the right to direct or take over such activities in the name and on behalf of Buyer as Seller in its sole discretion may reasonably determine to be in its best interests. Thereupon, buyer shall reimburse Seller for the reasonable expenses actually incurred by Seller for prosecuting such applications. In the event that Buyer decides not to appeal any final determination of the Examiner, Seller shall have the right to file and prosecute such appeal at its own expense. Seller, at its cost and expense, shall in good faith have the right to obtain such protection in any country in which buyer elects not to do so, and Buyer shall cooperate with Seller in doing so.

         5.04 MAINTENANCE OF PATENT RIGHTS. Buyer agrees not to abandon, and agrees to pay all taxes and fees necessary to maintain and renew, issued patents which provide material protection for the Air Motor as being practiced in the future in the United States, and in all other countries where the Air Motor is being marketed or intended to be marketed in the future by Buyer and the marketing demand warrants such action. In the event Buyer elects not to pay any maintenance fee or file for renewal of any Patent rights because that are not being practiced at the time or expected to be practiced in the future, or because of lack of market demand Buyer shall notify Seller, in writing, of Buyer's intention sufficiently in advance of the date by which such payment or filing is due to afford Seller a reasonable opportunity to pay such fee or file such renewal, and Buyer shall cooperate with Seller in doing so.

         5.05 SECRECY AND NON-COMPETITION. During the term of this Agreement, Buyer and its Affiliates will provide the same degree of protection for all trade secrets communicated to Buyer by Seller and identified at that time as "Seller Trade Secrets" as Buyer exercises with respect to its own information of similar character and importance. Further, in the event of the termination of this Agreement for any reason, Buyer will not engage in or participate with anyone in the manufacture, sale, lease or distribution of machines utilizing any aspect of the Air Motor which utilizes any of the Seller Trade Secrets included in the Air Motor, except as otherwise specifically provided in Paragraph 3.01(b). This through no fault of Buyer becomes, publicly available, or is disclosed by Buyer to customers or potential customers, licensees or sublicensees in the normal course of business. In furtherance of this provision, Buyer shall use its best efforts to obtain from each of its employees or agents (present or future) who will spend substantial time working on the Air Motor and/or who will have any trade secrets, confidential information or unpublished know-how relating to the Air Motor and Employee Invention and Secrecy Agreement substantially in the form of the Employee Invention and Secrecy Agreement attached hereto as Exhibit "B", and shall include appropriate secrecy provisions in all contracts with its customers, licensees and sublicensees of the Air Motor or parts thereof, of which agreements Seller, as secured party hereunder, shall be a beneficiary.

6.0 WARRANTIES

         6.01 WARRANTIES BY SELLER. Seller expressly warrants and represents Buyer that: a) Seller has the power, right and authority to enter into and perform its obligations under this Agreement. All necessary action has been taken to authorize the execution, delivery and performance of this Agreement. This Agreement when duly signed by Seller will be a binding obligation of Seller, enforceable in all respects; b) Seller is the owner of Patent rights, and Copyrights, and to the best of its knowledge the Marks. including all common law, statutory and other right therein, free and clear of any rights or claims or licenses of others, and has not entered into any agreement or contracts authorizing others to use the Patent Rights, Marks and Copyrights and Seller has not requested any person or entity to cease or modify any activity or product or to take out a license for such activity or product by reason of past, present or prospective infringement of any Patent Rights, Marks or Copyrights; c) to the best of Seller's knowledge the existing patents included in the Patent Rights are valid and enforceable; d) to the best of Seller's knowledge, use of the Marks, Copyrights and the manufacture, use and sale of the Air Motor will not constitute unfair competition or trade secret infringement; e) there is no pending or threatened litigation related in any way to the validity, use or enforceability of any of the Marks, Patent Rights or Copyrights, and all of the right, title and interest in and to the Air Motor, marks and Copyrights acquired by Buyer under this Agreement are free and clear of all liens, encumbrances, or other claims of creditors of Seller; f) upon execution and delivery of the Agreement and the documents identified herein, Seller will have conveyed to Buyer good and clear title to the Air Motor, Patents, and Copyrights, and to the best of its knowledge the Marks, free and clear of all liens and encumbrances;
g) Seller has entered into no contracts or other obligations with respect to the Air Motor except those specifically set forth on Exhibit D, the benefits of which have been assigned to Buyer, and Seller has not and will not enter into any agreement or other obligation which in any way limits or would limit the rights of Buyer to the Air Motor, Patents, Marks and Copyrights; h) this Agreement and all obligations and undertakings by Seller hereunder are in compliance with the laws of the State of NEVADA and all other applicable laws included in Article (bulk sales) of The Uniform Commercial Code, all orders and inquiries of which Seller is aware as of the date hereof regarding possible sale, lease, or license of the Air Motor have been disclosed to Buyer in writing; j) all test results, complaints and other data and communications known to Seller as of the date of this Agreement, evidencing any defect or problem in the Air Motor with respect to the design, manufacturability, operation, yields, production efficiencies, reliability, customer acceptance, governmental acceptance or approval has been sought, failed to approve the Air Motor Produced thereby.

         6.02 WARRANTIES BY BUYER. Buyer represent and warrants to Seller as follows: a) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, United States; b) All necessary and corporate actions have been taken to authorize the execution, delivery and performance of this Agreement by Buyer; and c) This Agreement when duly signed by Seller and Buyer will be a binding obligation of buyer enforceable in accordance with its terms.

7.0 TERMINATION.

         7.01 TERMINATION FOR DEFAULT OF BUYER. This Agreement may be terminated by Seller in the event; (a) Buyer fails to make any payment as provided under Paragraph 3.01 hereof provided however, Seller shall have first given written notice to Buyer specifying such failure and Buyer shall not have cured such failure within thirty (30) days after receipt of such notice; or (b) Buyer shall fall to substantially and continuously satisfy its promotion and exploitation obligations under Paragraph 3.02 after written notice to buyer specifying such failure except on account of a material breach by Seller of a material breach by Seller of a material warranty hereunder; or ,c) Buyer shall fail to perform any other obligation under this Agreement (excluding obligations under paragraph 5.02), provided, however, Seller shall have first given written notice to Buyer specifying such failure and Buyer shall have not cured such failure with thirty
(30) days after receipt of such notice, and further provided, that is such failure by its nature is not readily curable within such initial time period but Buyer has undertaken good faith efforts to cure such failure, Buyer shall have an additional twenty-one (21) days within which to complete such action, provided the default may be reasonably expected to be cured within said additional 21 Days. All cure periods shall be extended during the pendency of any bona fide dispute between Seller and Buyer as to whether the required performance giving rise to the claimed default is due or owing. provided, however, any bona fide dispute between Seller and Buyer as to the invalidity of any patents not at the time judicially determined to be invalid will be controlled by Paragraph 3.05.

         7.02 MISCELLANEOUS TERMINATION BY SELLER. Seller shall have the right to terminate the Agreement upon written notice to Buyer in the event that; (a) Buyer files a voluntary petition under any Chapter of Bankruptcy Code or similar insolvency law of any jurisdiction or proposes a dissolution or liquidation (SEC 11 U.S.C. @ 365(e), discussed briefly @ 11.21.01 supra); or (b) Buyer has filed against it any petition under any Chapter of the Bankruptcy Code or similar insolvency law of any jurisdiction, which petition is not dismissed within (See
N. 1 supra); or (c) Buyer, within three years after the date of delivery of the Air Motor as described in Paragraph 2,04, has not commenced volume production of machines utilizing the Air Motor or booked significant revenues from licenses or Marks, Patent Rights or Copyrights relating to the Air Motor, provided, however, that said 3 year period shall be extended for successive additional periods if Buyer has met the requirements of Paragraph 5.02 during the 3 year period or each subsequent extension period, as the case may be; or (d) Buyer on or before the 3 year anniversary of delivery date described in paragraph 2.04 has not achieved the Prototype Machine Acceptance Date or has not received an accepted order which would cause such Date to bet attained by Buyer within a reasonable time thereafter. In connection with subparagraphs (c) and (d) above Buyer and Seller agree to meet in good faith and exchange information and views with the respect to the present and projected production of machines utilizing the Air Motor and the present and projected market for the Air Motor. It is further provided that should the provisions of subparagraphs (a) or (b) above be invalid or unenforceable under then applicable provisions of the Bankruptcy Code or any similar insolvency law of any jurisdiction, the Trustee in Bankruptcy or Debtor in Possession of Buyer shall continue to have the same rights and obligations to perform under this Agreement by such Trustee or Debtor in Possession shall have the right to terminate this Agreement on 30 days' written notice or such ether reasonable period of time as may be determined by the court then having jurisdiction over Buyer.

         7.03 TERMINATION BY BUYER. Buyer may terminate this Agreement on written notice to Seller in the event that:

         (a) having complied with Paragraphs 5.01 and 5.02 above, Buyer is unable to commence production of machines utilizing the Air Motor due to (i) insufficient pre-production orders, (ii) design defects which are uncorrectable by the means specified in paragraph 4.05 above, (iii) the issuance of injunction in any action by a third party against Buyer, provided Buyer shall have fully satisfied its obligations under Paragraph 4.03 above, or (iv) any other reason attributable to the design, proprietary position, performance or conduct of Seller, provided Buyer shall have first given 10 days prior written notice to Seller specifying its intention to terminate this agreement pursuant to the provisions of this subparagraph (a); or

         (b) Seller shall fail to perform any other obligation under this Agreement provided, however, Buyer shall have first given written notice to seller specifying such failure and Seller shall not have cured such failure within 60 days after receipt of such notice, and further provided, that if such failure by its nature is net readily curable within such initial time period but Seller has undertaken good faith efforts to cure such failure, Seller shall have an additional 60 days. All cure periods shall be extended during the pendency of any bona fide dispute as to whether the required performance giving rise to the claim default is due or owing, provided, however, any disputes as to the invalidity of any patents not at the time judicially determined to be invalid will be controlled by Paragraph 3.05.

         (c) In the event that Buyer, despite its best efforts to fully satisfy its obligations under Paragraphs 5.01, on or before the anniversary of the delivery date described in Paragraph 2.04, has not achieved the Prototype Machine Acceptance Date or has not received an accepted order which would cause such date to be attained by Buyer within a reasonable time thereafter.

8.0 RIGHTS UPON TERMINATION

         8.01 TERMINATION BY SELLER. In addition to any other rights it may have in law or equity, Seller shall have the following rights upon termination of this Agreement.

         (a) In the event that Seller terminates this Agreement because Buyer has failed to comply with the performance standards set forth in Paragraph 5.01 or in accordance with the provisions of Paragraphs 7.02 (c) or 7.02 (d) and Seller elects to terminate this Agreement: (i) title to the Air Motor, Marks, Patent Rights and Copyrights, to the extent and in the form delivered by Seller to Buyer, together with drawings of betterments, modifications and improvements to any production prototype machine built by Buyer, will automatically be deemed to be acquired or required by Seller upon the effective date of termination of this Agreement without compensation being or becoming due to Buyer, (ii) Buyer, at its sole cost and expense, shall promptly thereafter return to Seller all equipment, machines and documents relating to the Air Motor which buyer originally received from Seller, and (iii) subject to the provisions of Paragraph 8.01(d), the provisions of article 2.0 shall then apply to Buyer in the same manner as specified therein to be applicable to Seller and Seller shall have the option to purchase any such machines built by Buyer including the new prototype machine for an amount equal to the reasonable value thereof, as agreed by the parties or determined by arbitration in accordance with Paragraph 12.01. and to purchase any patents or patent applications relating to betterments, modifications or improvements to any production prototype machine built by Buyer for an amount equal to all Buyer's costs of obtaining and maintaining such patents or patent applications. Any such purchase of patent rights shall be subject to existing rights of Buyer's customers and licensees. Unless exercised by Seller within thirty (30) days after the afflictive date of termination by written notice to Buyer, this option shall expire. In the event the parties are unable to agree to a reasonable price within said thirty (30) day period the question of price shall he submitted to arbitration. The existence of such a bona fide dispute, however, shall not delay the delivery of such machines to Seller by Buyer. After such a termination, Buyer, its affiliates, licensees and sublicensees will immediately cease and desist from using, manufacturing and exploiting the Air Motor and Marks.

         (b) In the event Buyer does not substantially and continuously satisfy its promotion and exploitation obligations as set forth in Paragraph 5.02 hereof except on account of a material breach by Seller of a warranty hereunder, and Seller elects to terminate this Agreement in accordance with the provisions of Paragraph 7.01(b) hereof, Seller upon the effective date of the termination of this Agreement will be deemed to have acquired a fully paid royalty free, world-wide license from Buyer to manufacture, use and exploit the Air Motor, Patent Rights, Marks and Copyrights including the right to grant sublicenses thereunder, which shall be exclusive except as to Buyer's then excluding licensees and sublicensee; but only as applied to machines and cartons utilizing the Air Motors sold or leased or licensed by Buyer prior to the effective date of the termination. In all other respects the provisions of (a) above shall be applicable.

         (c) In the event that Seller terminates this Agreement on account of the default by Buyer of any sums due and owing to Seller hereunder in accordance with the provisions of Paragraph 7.01(a) hereof or for any other reason in accordance with the provisions of subparagraph 7.0l(c) or in accordance with the provisions of subparagraphs 7.02(a) and 7.02(b) hereof the provisions of (a) above shall be applicable and, in addition, Seller, as secured creditor, shall have such other remedies as may then be available to it under law of in equity including the exercise of its security interest granted herein.

         (d) In the event of any termination of this Agreement by Seller in accordance with the provisions of subparagraphs 8.0l(b) or (c) above, but not subparagraph (a), Buyer shall have the right to complete the manufacture of any machines in the process of design, manufacture or delivery and to sell the same, provided, however, the proceeds thereof shall be subject to the rights of Seller
(i) to recover sums then due and owing to it, and (ii) Buyer shall continue to have the obligation to report and pay over to Seller the sums due thereon determined in accordance with the provisions of Paragraph 3.01. Further, in the event the provisions of subparagraphs (b) or (c) above are applicable upon Seller's termination of this Agreement, Buyer shall have the right to continue to receive royalties under any existing licenses or similar agreement with third parties, subject however, to the obligation to report and pay to Seller the sums due determined under the provisions of Paragraph 3.01 hereof.


         8.02 TERMINATION BY BUYER. In the event Buyer elects to terminate this Agreement in accordance with the provisions of subparagraphs 7.03(a),(b) or
(c), the provisions of subparagraphs 8.01(a) and 8.01(d) shall be applicable in the same manner as therein specified to be applicable upon a termination of this Agreement by Seller and Buyer shall have such other remedies as may then be available to it under the law.

9.0 GENERAL LIMITATIONS.

        9.01 NO AGENCY, PARTNERSHIP OR JOINT VENTURE. This Agreement does not render, and nothing herein contained shall be construed to render Buyer or Seller as an agent for the other or liable for any debts, obligations or liabilities of the other now existing or to be incurred in the performance of this Agreement. Nothing in this Agreement shall be deemed or construed to constitute or create between the parties hereto, a partnership or joint venture.

10.0 NOTICES.

         10.01 NOTICES. Except as provided elsewhere in this Agreement, all statements, payment and documents required or permitted by this Agreement to be provided or given to either party shall be deemed to have been so provided or given upon the mailing thereof postage paid by first-class mail, and all notices required hereunder shall be deemed to have been given upon the mailing thereof by postage paid certified mail, return receipt requested addressed to such party as its following address or at such other addresses and to the attention of such other officers or individuals as it may from time to time designate in writing to the other party:

         If to Seller:

         Terrence Edward Muller
         51 Sophie Avenue
         Broadbeach Waters 4218

         If to Buyer:

         Save The World Technologies, Inc.
         19 Garden Grove
         Carrara Qld, 4211

11.0 ENTIRE AGREEMENT.

         11.0 ENTIRE AGREEMENT. This Agreement shall represent the entire agreement by and between Buyer and Seller and all previous agreements between Buyer and Seller are hereby terminated and superseded. This Agreement shall not be modified except by an Agreement in writing signed by both parties hereto.

12.0 MISCELLANEOUS.

         12.01 ARBITRATION. In the event that the parties are unable to reach any future agreement specifically provided for herein within thirty (30) days of commencement of a request for such agreement by either party, the matter shall be finally settled by arbitration pursuant to the rule then in effect of the American Arbitration Association. The arbitration shall take place in Australia if commenced by Seller, or in America (U.S.A.) if commenced by Buyer. Such arbitration shall not include any issue with respect to breach of this Agreement, specific performance, damages, injunctive relief or any equitable relief, all of which may be resolved by an action in law or equity in a court of appropriate jurisdiction at any time.

         12.02 SEVERABILITY. If any provision of this Agreement is held invalid or unenforceable for any reason, such provision is fully separable, and shall thereupon be separated from, the remaining provisions of this Agreement, and the remaining provisions are nevertheless validated and enforceable as if such of the provisions held invalid or unenforceable were not a part of this Agreement.

         12.03 INDEMNIFICATION. In the event that any claim or debt is asserted against Buyer by reason of Seller's failure to pay, satisfy or discharge any debt relating to the Air Motor, Seller agrees to indemnify Buyer and hold it harmless against any and all liabilities, damages, losses or other expenses, including without limitation, attorneys' fees, court costs, judgements and amounts paid in settlement of such claim or debt.

         12.04 HEADINGS. Headings and captions of this Agreement are included for purposes of convenient reference only and shall not be construed as limiting, expanding or modifying in any way a text of any paragraph or section.

         12.05 PATENT MARKING. Buyer agrees to mark all products sold or leased under this Agreement with applicable patent numbers in accordance with the law of the country or countries the law of which applies.

         12.06 USE OF MARKS. Buyer shall have the non-exclusive right, but not the obligation, to use the Marks, but the purchase price shall not be reduced if Buyer elects not to use the Marks, or if Buyer is prevented from using the Marks because such infringes prior rights.

         12.07 WAIVER. The failure of either party at any time to require performance by the other party of any provision of this Agreement shall not affect in anyway derogate the full right to require such performance at anytime thereafter; nor shall the waiver by either party of a breach of any provision thereof be held to be a waiver of the provision itself.

         12.08 GOVERNING LAW. This Agreement shall be governed by construed in accordance with the laws of the Commonwealth of Australia.

         12.09 ASSIGNMENT AND BENEFIT. Neither party shall have the right to assign its rights or to delegate its duties hereunder without prior written consent of the other party, but in the case of an assignment of fights or to delegate its duties hereunder without the prior written consent of the other party, but in the case of an assignment of rights such consent will not be unreasonably withheld. Such consent of either party shall not be required in any such assignment by Buyer or Seller to any of its affiliates, but such an assignment shall not relieve Seller or Buyer, as the case may be, of any of its obligations hereunder. Subject to the above, this Agreement shall be binding upon, and inure to the benefit of the successors and assigns of the parties hereto. Buyer may assign its rights to any subsidiary of the Buyer without consent of Seller.

         12.10 COUNTERPARTS. This Agreement shall be executed in duplicate with one executed copy to be retained by Seller and the other by Buyer.

         EXECUTED as a bind contract by their duly authorized officers or representatives.


Terrence Edward Muller                      Save The World Technologies, Inc.



/S/ Terrence Edward Muller                  /S/ Jeffrey Muller
----------------------------                ------------------------------------
                                            By: Jeffrey Muller,  President